SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

WILLBROS GROUP, INC.

(Name of issuer)

COMMON STOCK

(Title of class of securities)

969203108

(CUSIP number)

December 21, 2010

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 969203108		Page 2 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,332,591 (See Item 4)
	6	Shared voting power
	7	Sole dispositive power 2,332,591 (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person 2,332,591 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 4.87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 3 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,332,591
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 2,332,591
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 2,332,591 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 4.87%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 4 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,332,591
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 2,332,591
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 2,332,591 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 4.87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 5 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,332,591
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 2,332,591
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 2,332,591 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 4.87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 6 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,332,591
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 2,332,591
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 2,332,591 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 4.87%
12	Type of reporting person* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 7 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 130,900
	6	Shared voting power None (See Item 4)
	7	Sole dispositive power 130,900
	8	Shared dispositive power None (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 130,900 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) .27%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 8 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power (See Item 4)
	6	Shared voting power None
	7	Sole dispositive power 2,463,491 (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person 2,463,491 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 5.15%
12	Type of reporting person* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 969203108		Page 9 of 12 Pages
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,463,491 (See Item 4)
	6	Shared voting power None
	7	Sole dispositive power 2,463,491 (See Item 4)
	8	Shared dispositive power None
9	Aggregate amount beneficially owned by each reporting person 2,463,491 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
11	Percent of class represented by amount in Row (9) 5.15%
12	Type of reporting person* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Willbros Group, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

4400 Post Oak Parkway Suite 1000 Houston, TX 77027 United States

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 20.09% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 58.95% of the equity interests in AMF.

(4) Atlas Institutional Fund, Ltd., a Cayman Islands corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF, LTD. owns 18.39% of the equity interests in AMF.

(5) Atlas Institutional Fund, LLC, a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 2.57% of the equity interests in AMF.

(6) Atlas Leveraged Fund, L.P. is a Delaware limited partnership (“ALF”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(7) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LTD, AIF LLC, and ALF.

(8) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

969203108

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 10 of 12 Pages

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

2,332,591

	(b)	Percent of Class:

4.87%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,332,591

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,332,591

(iv) shared power to dispose or to direct disposition of:

None

AG

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 20.09% of the equity interest in AMF, AG may be deemed to beneficially own the 2,332,591 shares of the Company’s Common Stock beneficially owned by AMF.

2,332,591

	(b)	Percent of Class:

4.87%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,332,591

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,332,591

(iv) shared power to dispose or to direct disposition of:

None

AGI

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 58.95% of the equity interest in AMF, AGI may be deemed to beneficially own the 2,332,591 shares of the Company’s Common Stock beneficially owned by AMF.

2,332,591

	(b)	Percent of Class:

4.87%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,332,591

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,332,591

(iv) shared power to dispose or to direct disposition of:

None

AIF, LTD

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 18.39% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 2,332,591 shares of the Company’s Common Stock beneficially owned by AMF.

2,332,591

	(b)	Percent of Class:

4.87%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,332,591

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,332,591

(iv) shared power to dispose or to direct disposition of:

None

AIF, LLC

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 2.57% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 2,332,591 shares of the Company’s Common Stock beneficially owned by AMF.

2,332,591

	(b)	Percent of Class:

4.87%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,332,591

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,332,591

(iv) shared power to dispose or to direct disposition of:

None

ALF

	(a)	Amount Beneficially Owned:

130,900

	(b)	Percent of Class:

.27%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

130,900

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

130,900

(iv) shared power to dispose or to direct disposition of:

None

BAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LTD, AIF LLC and ALF, BAM may be deemed to beneficially own the 2,463,491 shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LTD, AIF LLC and ALF.

2,463,491

	(b)	Percent of Class:

5.15%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,463,491

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,463,491

(iv) shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

	(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 2,463,491 shares of the Company’s Common Stock beneficially owned by BAM.

2,463,491

	(b)	Percent of Class:

5.15%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

2,463,491

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

2,463,491

(iv) shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 13, 2011.

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LLC		ATLAS LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

DMITRY BALYASNY		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory of the Investment Manager

Page 12 of 12 Pages